Exhibit 5.1

September 2, 2020

Navidea Biopharmaceuticals, Inc.

4995 Bradenton Avenue

Suite 240

Dublin, Ohio 43017

Ladies and Gentlemen:

We have acted as counsel to Navidea Biopharmaceuticals, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), in connection with the preparation and filing by the Company with the U.S. Securities and Exchange Commission (the “Commission”) of (i) a prospectus supplement, dated August 31, 2020, relating to the offer and sale of up to $25,000,000 in shares (the “Common Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), in accordance with the terms and conditions set forth in the stock purchase agreements, dated as of August 30, 2020, among the Company and the several investors named therein (collectively, the “Common Purchase Agreements”) (such prospectus supplement, the “Common Stock Supplement”) that forms a part of the Registration Statement on Form S-3, initially filed with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), on December 15, 2017 (File No. 333- 222092) (the “Registration Statement”) and the related base prospectus contained in the Registration Statement (the “Base Prospectus” and, as supplemented by the Common Stock Supplement, the “Common Prospectus”); and (ii) a prospectus supplement, dated August 31, 2020, relating to the offer and sale of (x) up to 150,000 shares (the “Series D Shares,” and together with the Common Shares, the “Shares”) of Series D Redeemable Convertible Preferred Stock, par value $0.001 per share (“Series D Preferred Stock”), of the Company, in accordance with the terms and conditions set forth in a subscription agreement, dated as of August 31, 2020, by and between the Company and the investor named therein (the “Preferred Purchase Agreement,” and together with the Common Purchase Agreement, the “Purchase Agreements”), and (y) up to that number of shares of Common Stock which equals 19.99% of the Company’s outstanding shares of Common Stock as of the initial issuance date of the Series D Shares (rounded down to the nearest full share), issuable upon conversion of the Series D Shares (the “Conversion Shares”) (such prospectus supplement, the “Preferred Stock Supplement”), that forms a part of the Registration Statement and Base Prospectus (the Base Prospectus, as supplemented by the Preferred Stock Supplement, the “Preferred Prospectus”). The Common Prospectus and the Preferred Prospectus are together referred to herein as the “Prospectuses.”

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any other matter pertaining to the contents of the Registration Statement or the Prospectuses, other than as expressly stated herein with respect to the issuance of the Shares and the Conversion Shares.

We have examined copies of the Amended and Restated Certificate of Incorporation of the Company, as amended; the Amended and Restated By-Laws of the Company; the Certificate of Designations, Voting Powers, Preferences, Limitations, Restrictions, and Relative Rights of Series D Redeemable Convertible Preferred Stock (the “Certificate of Designations”); the Registration Statement, including the Base Prospectus; the Prospectuses; the Purchase Agreements, all relevant resolutions adopted by the Company’s Board of Directors, and other records, certificates and documents that we have deemed necessary for the purpose of the opinion expressed below. We have also examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

Navidea Biopharmaceuticals, Inc.

September 2, 2020

As to questions of fact material to the opinion expressed below, we have relied without independent check or verification upon certificates and comparable documents of public officials and officers and representatives of the Company and statements of fact contained in the documents we have examined. In our examination and in rendering our opinion expressed below, we have assumed (i) the accuracy of all documents and information furnished to us, (ii) the genuineness of all signatures of all parties; (iii) the authenticity of all corporate records, documents, agreements, instruments and certificates submitted to us as originals and the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies; and (iv) the capacity of natural persons.

With regard to our opinion below, with respect to the Conversion Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities of the Company, including the Conversion Shares, and/or adjustments to the conversion rate(s) of outstanding securities of the Company, including the Series D Preferred Stock, cause the Series D Shares to be convertible for more shares of Common Stock than the number that then remain authorized but unissued.

Based on the foregoing, and subject to the qualifications and assumptions set forth herein, we are of the opinion that:

(i)

the Common Shares have been duly authorized and, when issued, sold and paid for in accordance with the terms of the Common Purchase Agreements and as described in the Common Prospectus, will be validly issued, fully paid and non-assessable;

(ii)

the Preferred Shares have been duly authorized and, when issued, sold and paid for in accordance with the terms of the Preferred Purchase Agreement and as described in the Preferred Prospectus, will be validly issued, fully paid and non-assessable, and

(iii)	the Conversion Shares, when issued upon the conversion of the Series D Shares in accordance with the Certificate of Designations, will be validly issued, fully paid and non-assessable.

Navidea Biopharmaceuticals, Inc.

September 2, 2020

Our opinion expressed above are limited to the General Corporation Laws of the State of Delaware and laws of the State of New York, in each case as currently in effect, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Conversion Shares, the Registration Statement or the Prospectuses.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference into the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Prospectuses. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP